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                                                                  EXHIBIT 23(A)

                       INDEPENDENT ACCOUNTANTS' CONSENT

Board of Directors
Gold Banc Corporation, Inc.:

  We consent to the incorporation by reference in the Registration Statement on Form S-4 of Gold Banc Corporation, Inc. of our report dated January 19, 1998, relating to the consolidated balance sheets of Gold Banc Corporation, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related statements of income, cash flows and stockholders' equity for each of the years in the 3-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Gold Banc's Corporation, Inc., and inclusion in the Registration Statement on Form S-4 of Gold Banc Corporation, Inc. to the reference to our firm under the heading of "Experts" in the related Prospectus.

                                          /s/ KPMG Peat Marwick LLP

Kansas City, Missouri
June 24, 1998